Exhibit 3.4

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after
May 10, 2011	May 10, 2021

Myomo, Inc.

WARRANT TO PURCHASE SHARES OF PREFERRED STOCK

In connection with and pursuant to that certain Funding Agreement (the “Funding Agreement”) dated as of May 10, 2011 by and between Myomo, Inc., a Delaware Corporation with its principal place of business at One Broadway, 14th Floor, Cambridge, MA (the “Company”), and the Massachusetts Life Sciences Center, an independent public instrumentality of The Commonwealth of Massachusetts (“MLSC”), this warrant (the “Warrant”) is issued to MLSC or its assigns by the Company, in connection with the issuance by the Company to MLSC pursuant to the Funding Agreement of a Note in the original principal amount of $750,000 (the “Note”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Funding Agreement.

1.          Purchase of Shares.

(a)           Number of Warrant Shares.

(A)       Subject to the terms and conditions hereinafter set forth and set forth in the Funding Agreement, MLSC is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify MLSC in writing), to purchase from the Company up to the number of fully paid and nonassessable shares of equity interests sold in a Qualified Financing (“Equity Interests”) that equals the quotient obtained by dividing (a) the aggregate Warrant Coverage Amount (as defined below) by (b) the price per share of Equity Interests sold to investors in a Qualified Financing.

(B)       Notwithstanding the provisions of Section l(a)(A), MLSC shall be entitled, at any time during the Exercise Period prior to the completion of a Qualified Financing, to elect to exercise this Warrant for a number of Alternative Securities (as defined below) by choosing one of the following, in its sole discretion:

(i)       Shares of any class or series of preferred stock issued by the Company after the issuance date of this Warrant but prior to the date of such exercise, if any, equal to the quotient obtained by dividing (x) the aggregate Warrant Coverage Amount by (y) the issuance price per share of the applicable class or series of preferred stock; or

(ii)       Shares of common stock of the Company, equal to the quotient obtained by dividing (x) the aggregate Warrant Coverage Amount by (y) the lowest issuance price per share of common stock issued following the issuance date of this Warrant through the date of such exercise, if any; or

(iii)       Shares of common stock of the Company, equal to the quotient obtained by dividing (x) the aggregate Warrant Coverage Amount by (y) the price per share determined by dividing two million five hundred thousand dollars ($2,500,000) by the number of shares of common stock of the Company outstanding as of the issuance date of this Warrant on a fully-diluted basis.

(C)       The shares of either Equity Interests or Alternative Securities, as the case may be, that are issuable pursuant to this Section 1 (the “Warrant Shares”) shall also be subject to adjustment pursuant to Sections 7 and 8 hereof.

Definitions. For purposes of this Warrant:

(A)       “Warrant Coverage Amount” shall mean four percent (4%) of the original principal amount of the Note.

(B)       “Alternative Securities” shall mean the shares of preferred stock or common stock which may be issued upon the exercise of this Warrant in accordance with Section l (a)(B).

(C)       “Equity Securities” shall mean the Equity Interests and Alternative Securities.

(c)           Exercise Price. The purchase price for the Warrant Shares shall be the price per share of Equity Interests issued in a Qualified Financing, if applicable. In the event that this Warrant becomes exercisable for Alternative Securities, the purchase price shall be equal to the applicable per share amount set forth in Sections l(a)(B)(i)(y), (ii)(y) or (iii)(y), as the case may be. In each case, such price shall be subject to adjustment pursuant to Section 7 hereof. Such purchase price, as adjusted from time to time, is referred to herein as the “Exercise Price.”

2.         Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m. Eastern Standard Time on the earlier of (i) the date that is ten (10) years from the applicable Closing, or (ii) the consummation of a Qualified Sale (the “Exercise Period”).

3.         Method of Exercise.

(a)          While this Warrant remains outstanding and exercisable in accordance with Section 2 above, MLSC may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(A)       the surrender of the Warrant or a notarized certificate or affidavit that the Warrant is lost, stolen, mutilated or destroyed, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office; and

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(B)       the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased.

(b)          Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Warrant Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificate.

(c)          As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, MLSC, or as MLSC (upon payment by MLSC of any applicable transfer taxes) may direct:

(A)       a certificate or certificates for the number of Warrant Shares to which MLSC shall be entitled, and

(B)       in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal to the number of such Warrant Shares called for on the face of this Warrant minus the number of Warrant Shares purchased by MLSC upon all exercises made in accordance with Section 3(a) above or Section 4 below.

(d)          Upon exercise of this Warrant for Equity Interests, the holder shall, if not already a party thereto, execute counterpart signature pages to such additional documents and agreements as are applicable to all holders of shares of Equity Interests.

4.           Net Exercise. In lieu of exercising this Warrant for cash, MLSC may elect to receive shares equal to the net value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). Upon a Net Exercise, MLSC shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to MLSC a number of Warrant Shares computed using the following formula:

                                         Y (A - B)

X =                   A

Where

X =	The number of Warrant Shares to be issued to MLSC.

Y =	The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the number of the Warrant Shares being exercised (at the date of such calculation).

A =	The fair market value of one (1) Warrant Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculations).

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For purposes of this Section 4, the fair market value of the Warrant Shares shall mean the average of the closing bid and asked prices of the Warrant Shares quoted in a reasonably liquid over-the-counter market in which the Warrant Shares are traded or the closing price quoted on any reasonably liquid exchange on which the Warrant Shares are listed, whichever is applicable, as published in the Wall Street Journal, for the twenty (20) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange). If the fair market value is being determined immediately prior to or as of the closing date of the initial public offering of the Company, the fair market value as of such date shall equal the per-share price of the Company’s Common Stock in connection with the offering. If the Warrant Shares are not traded on a reasonably liquid over-the-counter market or on a reasonably liquid exchange, the fair market value shall be the price per Warrant Share that the Company could obtain from a willing buyer for Warrant Shares sold by the Company from authorized but unissued Warrant Shares, as such prices shall be determined in good faith by the Board of Directors of the Company.

5.            Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of the Notice of Exercise.

6.            Covenants of the Company.

(a)           Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a stock dividend) or other distribution, the Company shall mail to MLSC, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. The Company shall give MLSC at least five (5) business days advance notice of the closing of a deemed Liquidation of the Company, which notice shall specify the material terms of any such transaction.

(b)           Covenants as to Exercise of Shares. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Preferred Stock and Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Preferred Stock and Common Stock shall not be sufficient to permit exercise and subsequent conversion of the Preferred Stock of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Preferred Stock and Common Stock to such number of shares as shall be sufficient for such purposes.

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(c)           Covenants as to the Rights of Warrant Shares. The Company covenants and agrees that the terms of any Equity Securities, whether set forth in the Company’s charter documents, by contract or otherwise, shall provide that, notwithstanding any such terms which may apply to such class of Equity Securities generally, no so-called “pay to play” provisions shall apply to the Warrant Shares. For avoidance of doubt, the intent of this provision is that in the event that the Company undertakes any future financing in which MLSC elects not to participate, such election shall not result in the conversion of the Warrant Shares into any other security of the Company, nor shall it result in any loss or diminution of MLSC’s rights with respect to dividends, anti-dilution protection, rights to participate in future financings, rights of first refusal, rights of repurchase or co-sale, registration rights, or any informational, inspectional, visitation or other rights granted to the holders of such Equity Securities in the Company’s charter documents, by contract or otherwise, and MLSC shall retain all such rights to the same extent as such rights are retained by holders of Equity Securities who fully participate in such future financing. For avoidance of doubt, the foregoing will not prohibit the amendment of the terms of any Warrant Shares so long as such amendment applies the same to all shares of such class (other than the prohibition above on so called “pay to play” provisions).

(d)           No Impairment. Except and to the extent waived or consented to by MLSC, or as otherwise permitted under the terms hereof the Company will not, by amendment of the Restated Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of MLSC against impairment.

(e)           Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of MLSC shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(7)           Adjustment of Exercise Price and Number of Warrant Shares. The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)           Subdivisions. Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its capital stock, by split-up or otherwise, or combine its capital stock, or issue additional shares of its capital stock as a dividend with respect to any shares of its capital stock, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

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(b)           Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to MLSC, so that MLSC shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Shares by MLSC immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of MLSC so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Warrant Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)           Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify MLSC of such event and of the number of Warrant Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8.           No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number.

9.           No Shareholder Rights. Prior to exercise of this Warrant, MLSC shall not be entitled to any rights of a shareholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant or the Funding Agreement, MLSC shall not be entitled to any shareholder notice or other communication concerning the business or affairs of the Company.

10.           Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and MLSC contained in the Funding Agreement and any other stockholder agreements to which MLSC is a party thereto, this Warrant and all rights hereunder are transferable in whole or in part by MLSC to any Affiliate of MLSC upon written notice to the Company; this Warrant may only be assigned to a party who is not an Affiliate of MLSC with the written consent of the Company (which shall not be unreasonably withheld). Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants.

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11.           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard for conflicts of laws principles.

12.           Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

13.           Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14.           Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the respective addresses set forth in the Funding Agreement (or at such other addresses as shall be specified by notice given in accordance with this Section 14).

15.           Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

16.           Amendments and waivers; resolutions of dispute; notice. The resolution of any controversy or claim arising out of or relating to this Warrant and the provision of notice shall be conducted pursuant to the terms of the Funding Agreement. Any term of this Warrant may be amended or terminated and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and MLSC. No waivers of or exceptions to any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Any waiver or amendment effected in accordance with this section 16 shall be binding upon each holder of the Warrant at the time outstanding, each future holder of the Warrant, and the Company.

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IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

Myomo, Inc.

By: Steve Kelly
Its: Chief Executive Officer

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NOTICE OF EXERCISE

Myomo, Inc.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the attached Warrant, as follows:

_____	____________ shares of Equity Interests pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Warrant Shares in full, together with all applicable transfer taxes, if any.

_____	____________ shares of the following Alternative Securities pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Warrant Shares in full, together with all applicable transfer taxes, if any:

_____	Net Exercise of the attached Warrant with respect to _____ Warrant Shares.

The undersigned hereby represents and warrants that it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

HOLDER:

Date:	By:

Address:

Name in which shares should be registered:

EXHIBIT C

RECIPIENT’S SUPPLEMENTAL INFORMATION FORM

Myomo has developed a comprehensive mobility system combining a robotic medical device, software and specialized treatment protocols. Each component can be employed on its own; however the combined system provides concentric circles of closed loop feedback that promotes patient recovery, facilitates living independently and optimizes healthcare resources. Patented EMG (electromyography) control software continuously monitors and senses, but does not stimulate, the affected muscles. The patient self initiates and achieves natural movement patterns by their own muscular signals that indicate intent to move. The system measures EMG muscle signals and can turn even a very weak into a desired motion. This processing occurs in real time so that it is not apparent to the patient. Importantly, EMG-driven robotics requires that patients are actively engaged throughout the therapy session; if they stop, the device stops. Often referred to as proprioceptive biofeedback, the technology facilitates movements that neuro-plasticity in neurologically impaired patients. That is, it facilitates the brains ability to re-train itself to control muscles even years or decades after a brain injury. No electrical stimulation or invasive procedures are employed. Issued patents include US Patent 7,396,337, Powered Orthotic Device and US Patent 7,367,958 B2 Method of Using Powered Orthotic Device. Myomo’s Personal Robotic product is registered with the FDA as Sec. 890.3475 Limb orthosis, a Class I device. Proprioceptive Biofeedback is provided by a separate device registered with the FDA as Sec. 882.5050 Biofeedback device. The device is exempt from the premarket notification procedures in subpart E of part 807.

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EXHIBIT D

FORM OF OFFICER’S CERTIFICATE

Pursuant to that certain Funding Agreement by and between Myomo, Inc. (the “Recipient”) and Massachusetts Life Sciences Center (“MLSC”) dated May 10, 2011(the “Agreement”), the undersigned, Steve Kelly, the duly authorized representative of Recipient hereby certifies on behalf of Recipient to MLSC that:

1.	I am the duly authorized representative of Recipient, and have all necessary authority and approval of the Recipient to execute this Officer’s Certificate and bind the Recipient accordingly;

2.	the acknowledgements, representations and warranties of Recipient set forth in Article II of the Agreement, are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof (see attached resolutions of the governing body and/or the equity holders of Recipient, authorizing and approving all matters in connection with this Agreement, certified by an authorized officer of Recipient);

3.	all agreements and conditions required to be performed or satisfied by Recipient pursuant to Article HI of the Agreement, on or before the date hereof, have been duly performed or satisfied by Recipient;

4.	since December 31, 2010 (the “Financial Statement Date”), there has not occurred a Material Adverse Effect in the business, operations, financial condition, prospects or contractual rights of Recipient. Recipient’s Fiscal Year ends on December 31 of each calendar year; and

5.	prior to the Closing Date, Recipient has received Matching Funds in an amount consented to in writing by MLSC, such Matching Funds qualify as Matching Funds as described in Section 1.5(b) of the Funding Agreement and attached hereto are copies of documentation evidencing that the Matching Funds have been received.

Myomo, Inc.

By:
Steve Kelly
Chief Executive Officer

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EXHIBIT E

THE MASSACHUSETTS LIFE SCIENCES CENTER
POLICY AND PROCEDURES REGARDING SUBMISSION OF “CONFIDENTIAL INFORMATION”

The Massachusetts Life Sciences Center (“MLSC”) is subject to the requirements concerning disclosure of public records under the Massachusetts Public Records Act, M.G.L. c. 66 (the “Public Records Act”), which governs the retention, disposition and archiving of public records. For purposes of the Public Records Act, “public records” include all books, papers, maps, photographs, recorded tapes, financial statements, statistical tabulations, or other documentary materials or data, regardless of physical form or characteristics, made or received by MLSC. As a result, any information submitted to MLSC by a Loan applicant, Recipient, respondent to a request for response (including, but not limited to an RFQ, RFP and RFI), contractor, or any other party (collectively the “Submitting Party’’) is subject to public disclosure as set forth in the Public Records Act.

The foregoing notwithstanding, “public records” do not include certain materials or data which fall within one of the specifically enumerated exemptions set forth in the Public Records Act or in other statutes, including MLSC’s enabling act, M.G.L. Chapter 231. One such exemption that may be applicable to documents submitted by a Submitting Party is for any documentary materials or data made or received by MLSC that consists of trade secrets or commercial or financial information regarding the operation of any business conducted by the Submitting Party, or regarding the competitive position of such Submitting Party in a particular field of endeavor (the “Trade Secrets Exemption”).

It is MLSC’s expectation and belief that the overwhelming percentage of documents it receives from a Submitting Party does not contain any information that would warrant an assertion by MLSC of an exemption from the Public Records Act. Submitting Parties should therefore take care in determining which documents they submit to MLSC, and should assume that all documents submitted to MLSC are subject to public disclosure without any prior notice to the Submitting Party and without resort to any formal public records request.

In the event that a Submitting Party wishes to submit certain documents to MLSC and believes such a document or documents may be proprietary in nature and may fall within the parameters of the Trade Secrets Exemption and/or some other applicable exemption, the following procedures shall apply:

1.	At the time of the Submitting Party’s initial submission of documents to MLSC, the Submitting Party must provide a cover letter, addressed to MLSC’s General Counsel, indicating that it is submitting documents which it believes are exempt from public disclosure, including a description of the specific exemption(s) that the Submitting Party contends is/are applicable to the submitted materials, a precise description of the type and magnitude of harm that would result in the event of the documents’ disclosure, and a specific start date and end date within which the claimed exemption applies. If different exemptions, harms and/or dates apply to different documents, it is the Submitting Party’s responsibility to provide detailed explanations for each such document.

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2.	At the time of the Submitting Party’s initial submission of documents to MLSC, the Submitting Party must also clearly and unambiguously identify each and every such document that it contends is subject to an exemption from public disclosure as “Confidential Information.” It is the Submitting Party’s responsibility to ensure that all such documents are sufficiently identified as “Confidential Information,” and Submitting Party’s designation must be placed in a prominent location on the face of each and every document that it contends is exempt from disclosure under the Public Records Act.

Information submitted to MLSC in any form other than a hard copy document will not be subject to the procedures set forth herein. For example, information submitted by e-mail, facsimile and/or verbally will not be subject to these procedures and may be disclosed at any time without notice to the Submitting Party.

3.	Documents that are not accompanied by the written notification to MLSC’s General Counsel or are not properly identified by the Submitting Party as “Confidential Information” at the time of their initial submission to MLSC are presumptively subject to disclosure under the Public Records Act, and the procedures for providing the Submitting Party with notice of any formal public records request for documents, as set forth below, shall be inapplicable.

4.	At the time MLSC receives documents from the Submitting Party, any such documents designated by Submitting Party as “Confidential Information” shall be segregated and stored in a secure filing area when not being utilized by appropriate MLSC staff. By submitting a Loan application, request for response, or any other act that involves the submission of information to MLSC, the Submitting Party certifies, acknowledges and agrees that (a) MLSC’s receipt, segregation and storage of documents designated by Submitting Party as “Confidential Information” does not represent a finding by MLSC that such documents fall within the Trade Secrets Exemption or any other exemption to the Public Records Act, or that the documents are otherwise exempt from disclosure under the Public Records Act, and (b) MLSC is not liable under any circumstances for the subsequent disclosure of any information submitted to MLSC by the Submitting Party, whether or not such documents are designated as “Confidential Information” or MLSC was negligent in disclosing such documents.

5.	In the event that MLSC receives an inquiry or request for information submitted by a Submitting Party, MLSC shall produce all responsive information without notice to the Submitting Party. In the event that the inquiry or request entails documents that the Submitting Party has previously designated as “Confidential Information”, the inquiring party shall be notified in writing that one or more of the documents it has requested has been designated by the Submitting Party as “Confidential Information”, and that a formal, written public records request must be submitted by the requesting party to MLSC’s General Counsel for a determination of whether the subject documents are exempt from disclosure.

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6.	Upon the General Counsel’s receipt of a formal, written public records request for information that encompass documents previously designated by Submitting Party as “Confidential Information”, the Submitting Party shall be notified in writing of MLSC’s receipt of the public records request, and MLSC may, but shall not be required to provide Submitting Party an opportunity to present MLSC with information and/or legal arguments concerning the applicability of the Trade Secrets Exemption or some other exemption to the subject documents.

7.	The General Counsel shall review the subject documents, the Public Records Act and the exemption(s) claimed by the Submitting Party in making a determination concerning their potential disclosure.

The General Counsel is the sole authority within MLSC for making determinations on the applicability and/or assertion of an exemption to the Public Records Act. No employee of MLSC other than the General Counsel has any authority to address issues concerning the status of “Confidential Information” or to bind MLSC in any manner concerning MLSC’s treatment and disclosure of such documents.

Furthermore, the potential applicability of an exemption to the disclosure of documents designated by the Submitting Party as “Confidential Information” shall not require MLSC to assert such an exemption. MLSC’s General Counsel retains the sole discretion and authority to assert an exemption, and he may decline to exert such an exemption if, within his discretion, the public interest is served by the disclosure of any documents submitted by the Submitting Party.

8.	MLSC shall provide the requesting party and Submitting Party with written notice of its determination that the subject documents are either exempt or not exempt from disclosure.

9.	In the event that MLSC determines that the subject documents are exempt from disclosure, the requesting party may seek review of MLSC’s determination before the Supervisor of Public Records, and MLSC shall notify the Submitting Party in writing in the event that the requesting party pursues a review of MLSC’s determination.

10.	In the event the requesting party pursues a review of MLSC’s determination that the documents are exempt from disclosure and the Supervisor of Public Records concludes that the subject documents are not exempt from disclosure and orders MLSC to disclose such documents to the requester, MLSC shall notify the Submitting Party in writing prior to the disclosure of any such documents, and Submitting Party may pursue injunctive relief or any other course of action in its discretion.

11.	In the event that MLSC determines that the subject documents are not exempt from disclosure or the General Counsel determines that, under the circumstances and in his discretion, MLSC shall not assert an exemption, MLSC shall notify the Submitting Party in writing prior to the disclosure of any such documents, and Submitting Party may pursue injunctive relief or any other course of action in its discretion.

The Submitting Party’s submission of documentation to MLSC shall require a signed certification that Submitting Party acknowledges, understands and agrees with the applicability of the foregoing procedures to any documents submitted to MLSC by Submitting Party at any time, including but not limited to the acknowledgements set forth herein, and that Submitting Party shall be bound by these procedures.

All documents submitted by Submitting Party, whether designated as “Confidential Information” or not, are not returnable to Submitting Party.

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